                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                        New Jersey Resources Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

                        NEW JERSEY RESOURCES CORPORATION
                               1415 WYCKOFF ROAD
                             WALL, NEW JERSEY 07719
                            ------------------------

                              PROXY STATEMENT AND
                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 24, 2001
                            ------------------------

     The Annual Meeting (the "Meeting") of Shareholders of New Jersey Resources Corporation (the "Company") will be held at 10:30 a.m., Wednesday, January 24, 2001, at the Robert B. Meyner Reception Center at the PNC Bank Arts Center, Exit 116 on the Garden State Parkway, Holmdel, New Jersey 07733, for the following purposes:

          1. To elect four directors to the Board of Directors.

          2. To amend the Restricted Stock and Stock Option Program for Outside Directors (the "Outside Directors Program") to: a) increase from 175,000 to 275,000 the number of shares of the Company's Common Stock authorized for awards thereunder and, b) permit the Board of Directors of the Company to amend, suspend or terminate the Outside Directors Program or any portion thereof at any time, without a vote of shareholders, unless such a vote is required by law.

          3. To approve the action of the Board of Directors in retaining Deloitte & Touche LLP as auditors for the fiscal year ending September 30, 2001.

          4. To transact any other business that may properly be brought before the Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on December 8, 2000, as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the Meeting.

     A copy of the Company's Annual Report for fiscal 2000 is being mailed concurrently with this proxy material to all shareholders of record.

     A cordial invitation is extended to you to attend the Meeting. If you do not expect to attend the Meeting, please vote by telephone, the Internet, or sign, date and return the enclosed proxy promptly to the Secretary in the enclosed envelope. Please refer to the enclosed Proxy Card for instructions about the use of each of these options.

                                          OLETA J. HARDEN
                                          Secretary

Wall, New Jersey
December 18, 2000

                                PROXY STATEMENT
                            ------------------------

                        NEW JERSEY RESOURCES CORPORATION

                               1415 WYCKOFF ROAD
                             WALL, NEW JERSEY 07719
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                JANUARY 24, 2001

     This proxy statement sets forth certain information with respect to the accompanying proxy to be used at the Annual Meeting (the "Meeting") of Shareholders of New Jersey Resources Corporation (the "Company"), or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors of the Company (the "Board") solicits this proxy and urges you to vote immediately.

     The proxies hereby solicited vest in the proxy holders voting rights with respect to the election of directors (unless the shareholder marks the proxy to withhold that authority) and on all other matters voted upon at the Meeting. As provided by New Jersey law, if you abstain from or withhold your vote (whether directly or through your broker), your shares will not be included in the total number of votes cast, and therefore will have no effect on the vote.

     Whether you vote by telephone, Internet or by mail, you may later revoke your proxy at any time before it is exercised by: (i) submitting a properly signed proxy with a later date; (ii) voting by telephone or the Internet at a later time, or (iii) voting in person at the Annual Meeting. See the enclosed Proxy Card for instructions. This proxy statement and the accompanying proxy materials are being mailed to shareholders on or about December 18, 2000.

                            PLACE OF ANNUAL MEETING

     The Board has designated the Robert B. Meyner Reception Center at the PNC Bank Arts Center, Exit 116 on the Garden State Parkway, Holmdel, New Jersey 07733, as the place of the Meeting. The Meeting will be called to order at 10:30 a.m., local time, on Wednesday, January 24, 2001.

                VOTING OF SECURITIES AND SHAREHOLDER INFORMATION

     Only holders of record of the Company's outstanding Common Stock at the close of business on December 8, 2000 are entitled to notice of and to vote at the Meeting. At the close of business on December 8, 2000, there were 17,638,097 outstanding shares of Common Stock. Each share is entitled to one vote. No person, to the knowledge of the Company, held beneficially 5% or more of the Company's Common Stock as of December 8, 2000.

     The following table sets forth, as of December 8, 2000, the beneficial ownership of equity securities of the Company of each of the directors and each of the executive officers of the Company listed in the Summary

Compensation Table below, and of all directors and executive officers of the Company as a group. The shares owned by all such persons as a group constitute approximately 2% of the total shares outstanding.

                                                                      AMOUNT AND NATURE OF
NAME                                        TITLE OF SECURITY      BENEFICIAL OWNERSHIP(1)(2)
----                                        -----------------    -------------------------------
Nina Aversano.............................    Common Stock         5,437 shares   --    Direct
Lawrence R. Codey.........................    Common Stock         1,200 shares   --    Direct
Leonard S. Coleman........................    Common Stock        10,567 shares   --    Direct
Laurence M. Downes........................    Common Stock       121,433 shares   --    Direct
                                                                   1,920 shares   --    Indirect
Joe B. Foster.............................    Common Stock        10,002 shares   --    Direct
                                                                   2,000 shares   --    Indirect
Hazel S. Gluck............................    Common Stock        10,488 shares   --    Direct
James T. Hackett..........................    Common Stock         4,701 shares   --    Direct
Oleta J. Harden...........................    Common Stock        30,953 shares   --    Direct
                                                                      70 shares   --    Indirect
Timothy C. Hearne.........................    Common Stock        26,673 shares   --    Direct
                                                                     132 shares   --    Indirect
Lester D. Johnson.........................    Common Stock        11,441 shares   --    Direct
Dorothy K. Light..........................    Common Stock        13,551 shares   --    Direct
                                                                      42 shares   --    Indirect
Glenn C. Lockwood.........................    Common Stock        40,067 shares   --    Direct
Joseph P. Shields.........................    Common Stock        23,447 shares   --    Direct
                                                                      10 shares   --    Indirect
William H. Turner.........................    Common Stock           953 shares   --    Direct
Gary W. Wolf..............................    Common Stock         7,973 shares   --    Direct
George R. Zoffinger.......................    Common Stock        17,383 shares   --    Direct
                                                                     200 shares   --    Indirect(3)
                                                                     300 shares   --    Indirect
All Directors and Executive Officers as a
  Group...................................    Common Stock       423,539 shares   --    Direct
                                                                   4,714 shares   --    Indirect

---------------
(1) Information as to the amount and nature of beneficial ownership not within the knowledge of the Company, has been furnished by each individual.

(2) Includes shares subject to currently exercisable options or any options exercisable within the next 60 days, deferred stock units ("Units") in the Directors' fee deferral plan, and restricted stock units awarded pursuant to the Long-Term Incentive Compensation Plan ("LTIP Units") as follows: Ms. Aversano -- 3,500 options and 696 Units; Mr. Codey -- 0; Mr.
    Coleman -- 9,500 options and 635 Units; Mr. Downes -- 107,723 options and 4,200 LTIP Units; Mr. Foster -- 4,500 options; Ms. Gluck -- 9,500 options and 754 Units; Mr. Hackett -- 3,500 options and 911 Units; Mrs.
    Harden -- 23,186 options and 400 LTIP Units; Mr. Hearne -- 20,311 options, 400 LTIP Units; Mr. Johnson -- 10,000 options and 213 Units; Mrs.
    Light -- 8,500 options and 213 Units; Mr. Lockwood -- 33,733 options and 800 LTIP Units; Mr. Shields -- 19,600 options, 400 LTIP Units; Mr. Turner -- 253 Units; Mr. Wolf -- 7,500 options; Mr. Zoffinger -- 7,500 options and 1,655 Units; and all directors and executive officers as a group 336,738 options, 5,329 Units and 7,600 LTIP Units.

(3) Mr. Zoffinger disclaims beneficial ownership of these securities.

                             ELECTION OF DIRECTORS

                            [ITEM (1) ON PROXY CARD]

                                     ITEM 1

     The Board of Directors currently consists of twelve members divided into three classes with overlapping three-year terms. Four individuals have been nominated for election as directors at the Meeting, each to serve for three-year terms expiring 2004 and each until their respective successors are elected and have qualified. Each of the nominees is now serving as a director of the Company. Unless otherwise indicated on a proxy, the proxy holders intend to vote the shares it represents for all of the nominees for election as directors.

     The affirmative vote of a plurality of the shares of the Company's Common Stock, present or represented by proxy and voted at the Meeting, is required for the election of directors.

     The votes applicable to the shares represented by proxies in the accompanying form will be cast in favor of the nominees listed below. While it is not anticipated that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute any other person approved by the Board of Directors.

                                       NOMINEE FOR ELECTION AS
                                DIRECTOR WITH TERMS EXPIRING IN 2004

      NAME AND PERIOD
     SERVED AS DIRECTOR            BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
     ------------------            -----------------------------------------------------------------
       [Codey photo]               Retired. Formerly President & Chief Operating Officer, Public
     Lawrence R. Codey             Service Electric & Gas Company from September 1991 through
  Director since May 2000          February 2000. Director, The Trust Company of New Jersey, a
           Age 56                  financial institution, United Water Resources, Inc., a utility holding company with subsidiaries providing water and wastewater services, Horizon Blue Cross Blue Shield of New Jersey, a health care insurance provider and Sealed Air Corporation, a
                                   manufacturer and seller of food and specialty packaging materials and systems.

      NAME AND PERIOD
     SERVED AS DIRECTOR            BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
     ------------------            -----------------------------------------------------------------

       [Downes photo]              Chairman of the Board of Directors of the Company since September
     Laurence M. Downes            1996 and President and Chief Executive Officer ("CEO") of the
    Director since 1995            Company since July 1995; Director, New Jersey Manufacturers
           Age 43                  Insurance Company and the American Gas Association; Member, PNC
                                   Bank, N.A., New Jersey Regional Advisory Council and Chairman,
                                   Jersey Shore Partnership.(4)

       [Foster photo]              Chairman since 1989 and CEO from 1989 until January 2000,
       Joe B. Foster               Newfield Exploration Company, an oil and gas exploration company;
    Director since 1994            Interim Chairman, President and CEO from January through August
           Age 66                  2000 and Director since 1990, Baker Hughes, Inc., an oil and gas services company; Director, McDermott International, Inc., a construction and engineering firm and past Chairman of the
                                   National Petroleum Council.

---------------

(4) The Company and/or its subsidiaries maintain a banking relationship with PNC Bank, N.A.,
    New Jersey, of which Mr. Downes is a member of the Regional Advisory Council. The Company believes that all transactions with this bank were conducted at terms and rates no more favorable than those available from other similarly situated commercial banks. The Company and/or its subsidiaries have an insurance policy with New Jersey Manufacturers Insurance
    Company of which Mr. Downes is a director. The Company believes that the policy held by it are on terms and rates no more favorable than those available to other similarly situated companies. In December 1997, Mr. Downes (along with three other current or former officers of the Company) entered into a settlement with the Securities and Exchange Commission (the
    "SEC") in which he consented, without admitting or denying the SEC's findings, to an administrative order finding that he was a cause of the Company not fully complying with section 13(a) of the Securities and Exchange Act of 1934, as amended, in connection with the Company's reporting of certain 1992 Company subsidiary transactions. No fines or monetary penalties were imposed upon him nor was his ability to act as an officer or director of a public company otherwise limited.

      NAME AND PERIOD
     SERVED AS DIRECTOR            BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
     ------------------            -----------------------------------------------------------------
       [Turner photo]              Chairman, since September 1999, and President from August 1997 to
     William H. Turner             that time, PNC Bank, N.A., New Jersey and Northeast Region; Vice
 Director since March 2000         Chairman and Director, Chemical Banking Corporation, from 1990 to
           Age 60                  1996; Director, Franklin Electronic Publishers, an electronics reference products company, Standard Motor Products, Inc., an automotive replacement parts company, and Volt Information
                                   Sciences, Inc., a staffing services, telecommunications and information solutions company; Chairman of the Board of Trustees,
                                   NJN Foundation; Trustee, New Jersey State Chamber of Commerce,
                                   Liberty Science Center and First Vice President, Atlantic Health
                                   System.(5)

                                DIRECTORS WITH TERMS EXPIRING IN 2002

      NAME AND PERIOD
     SERVED AS DIRECTOR            BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
     ------------------            -----------------------------------------------------------------

      [Aversano photo]             Retired as of December 2000. Formerly President, North America
       Nina Aversano               Global Service Provider Division, Lucent Technologies, a
    Director since 1998            designer, developer and manufacturer of telecommunications
           Age 55                  systems, software and products, from 1993 through December 2000, formerly AT&T Network Systems Division.

      [Coleman photo]              Senior Advisor since November 1999 and formerly President,
     Leonard S. Coleman            National League of Professional Major League Baseball Clubs from
    Director since 1995            March 1994 to that time; Director, Avis, Inc., a car rental and
           Age 51                  leasing company, Cendant Corp., a hotel and real estate franchise company, H. J. Heinz Company, a manufacturer and marketer of processed food products, Omnicom Group, Inc., an advertising holding company, Owens Corning Corp., a glass and plastics manufacturing company and Radio Unica Communications Corp, a radio network.

---------------

(5) PNC Bank, N.A., New Jersey provides commercial banking services to the Company.

      NAME AND PERIOD
     SERVED AS DIRECTOR            BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
     ------------------            -----------------------------------------------------------------

      [Johnson photo]              Retired. Formerly Director from 1992 through 1995, Vice Chairman
     Lester D. Johnson             and Chief Financial Officer from January 1995 to December 1995,
    Director since 1996            Executive Vice President and Chief Financial Officer from March
           Age 68                  1992 to December 1994, of Consolidated Natural Gas Company.

       [Light photo]               CEO, Alden Enterprises, LLC, since January 1996, a consulting
      Dorothy K. Light             company; Corporate Vice President and Secretary from June 1990 to
    Director since 1990            July 1995, The Prudential Insurance Company of America;
           Age 63                  Chairperson, The Prudential Foundation from December 1992 to July
                                   1995; Director, Utility Women's Leadership Conference; and
                                   Trustee and Vice Chairman, Milkweed Editions, a publishing company.

                                  DIRECTORS WITH TERMS EXPIRING IN 2003

      NAME AND PERIOD
     SERVED AS DIRECTOR            BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
     ------------------            -----------------------------------------------------------------
       [Gluck photo]               President, The GluckShaw Group (formerly Policy Management &
       Hazel S. Gluck              Communications, Inc.) since April 1994, a government consulting
    Director since 1995            and public relations firm; Director, New Jersey State Chamber of
           Age 66                  Commerce and Kidsbridge Cultural Center of Trenton; former
                                   Commissioner, Port Authority of New York and New Jersey, New
                                   Jersey Department of Transportation, New Jersey Transit and New
                                   Jersey Department of Insurance.


      NAME AND PERIOD
     SERVED AS DIRECTOR            BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
     ------------------            -----------------------------------------------------------------
      [Hackett photo]              Chairman, President and CEO, Ocean Energy Inc., formerly Seagull
      James T. Hackett             Energy Corporation, since 1998, an oil and gas exploration and
    Director since 1999            production company; President-Energy Services Group, Duke Energy
           Age 46                  Corp. from 1997 to 1998; Executive Vice President, PanEnergy Corp from 1996 to 1997; and Director, Ocean Energy Inc., Kaiser
                                   Aluminum, Corp., a producer and fabricator of aluminum and related products, and Temple-Inland, Inc., a holding company engaged in wood, pulp, paper and fiber products, and financial services.

        [Wolf photo]               Senior Partner, Cahill Gordon & Reindel, a law firm, for more
        Gary W. Wolf               than five years and Director, Southwestern Public Service
    Director since 1996            Company, an electric utility company, from 1986 to October
           Age 62                  1997.(6)

     [Zoffinger photo]             President & CEO, Constellation Capital Corp., since March 1998, a
    George R. Zoffinger            financial services company; President & CEO, Value Property
    Director since 1996            Trust, a publicly owned real estate investment trust from 1995 to
           Age 52                  February 1998; President and CEO, Constellation Bancorp from 1991 through 1994, a financial services company; Chairman and
                                   Director, CoreStates New Jersey National Bank from 1994 through
                                   1997; Director, Silverline Technologies, Inc., a software
                                   company, Admiralty Bancorp, Commercial Federal Bancorp, MFN
                                   Financial Corp., all financial services companies, New Jersey
                                   Alliance for Action, and New Jersey World Trade Council; Trustee,
                                   St. Peter's Medical Center, and Chairman, New Brunswick
                                   Development Corporation.

                 INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     During fiscal 2000, there were eight meetings of the Board of Directors. Except for Ms. Aversano, each director attended at least 75% of the combined meetings of the Board of Directors and the Committees on which he or she served during the year.

---------------

(6) Cahill Gordon & Reindel represents the Company as legal counsel with respect to various matters.

     The Audit Committee consists of Nina Aversano, Lawrence R. Codey, James T. Hackett, Lester D. Johnson (Committee Chair), Dorothy K. Light, William H. Turner and Gary W. Wolf. Each member of the Audit Committee is independent, as such term is defined in the New York Stock Exchange listing standards. The Audit Committee met four times during fiscal 2000 for the purpose of overseeing management's responsibilities for accounting, internal controls and financial reporting. While not attempting to verify the results of any specific audit, the Committee did satisfy itself, and ultimately the Board, that these functions are being carried out responsibly. The Committee acts to assure itself of the independence of the independent accountants by reviewing each non-audit service rendered or to be rendered by the accountants. After meeting with the independent accountants to review the scope of their examination, fees, and the planned scope of future examinations, the Committee makes a recommendation to the Board for the appointment of an independent accounting firm for the following fiscal year. The Report of the Audit Committee (see below) and the Audit Committee Charter (Appendix B) more fully describe the responsibilities and the activities of the Audit Committee.

     The members of the Corporate Governance Committee are Leonard S. Coleman, Joe B. Foster, Hazel S. Gluck, Dorothy K. Light (Committee Chair) and Gary W. Wolf. The purpose of the Committee is to assess Board composition, size, additional skills and talents needed, and make recommendations to the Board regarding those assessments. The Committee recommends to the Board the nominees for election as directors, and considers performance of incumbent directors to determine whether to nominate them for re-election. This Committee met three times in fiscal 2000. The Corporate Governance Committee will consider qualified nominations for directors recommended by shareholders. Recommendations should be sent to New Jersey Resources Corporation, Office of the Secretary, 1415 Wyckoff Road, P.O. Box 1464, Wall, New Jersey 07719. Any nomination for director should be received by the Secretary on or before November 10, 2001.

     The Executive Committee consists of Leonard S. Coleman, Laurence M. Downes, Lester D. Johnson, Dorothy K. Light, Gary W. Wolf (Committee Chair), and George
R. Zoffinger. During the interval between meetings of the Board of Directors, the Executive Committee is authorized under the Company's By-Laws to exercise all the powers of the Board of Directors in the management of the Company, unless specifically directed otherwise by the Board or otherwise proscribed by law. This Committee did not meet during fiscal 2000.

     The Financial Policy Committee, consisting of Lawrence R. Codey, Leonard S. Coleman (Committee Chair), Hazel S. Gluck, James T. Hackett, Lester D. Johnson, William H. Turner and George R. Zoffinger, met four times during fiscal 2000 to review and make recommendations to the Board concerning financing proposals, dividend guidelines, and other corporate financial and pension matters.

     The Management Development and Compensation Committee, consisting of Nina Aversano, Joe B. Foster, Lester D. Johnson, Dorothy K. Light and George R. Zoffinger (Committee Chair), met twice during fiscal 2000 to oversee the performance and qualifications of senior management, and to review and make recommendations regarding the annual compensation and benefits of all elected officers of the Company and its subsidiaries.

                             AUDIT COMMITTEE REPORT

     The Board has adopted a written Charter of the Audit Committee (which is attached to this proxy statement as Appendix B). In accordance with that Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended September 30, 2000, the Audit Committee met four times, and the Audit Committee Chairman, as representative of the Audit Committee, discussed the interim financial information contained in the quarterly earnings announcements with the Chief Financial Officer and the independent auditors prior to public release.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on their independence consistent with Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees," discussed with the auditors relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit functions, organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

     The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended September 30, 2000 with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the audit of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2000, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment of the independent auditors and the Board concurred in such recommendation.

                                          Lester D. Johnson, Chairman
                                          Nina Aversano
                                          Lawrence R. Codey
                                          James T. Hackett
                                          Dorothy K. Light
                                          William H. Turner
                                          Gary W. Wolf

Dated: November 28, 2000

                           REMUNERATION OF DIRECTORS

     Directors who are not officers of the Company or its subsidiaries are compensated as follows: (1) an annual retainer of $14,800 of which $4,000 is paid in Company common stock; (2) a fee of $800 for each Board and committee meeting attended and (3) an annual retainer for each committee chairperson of $5,000. Directors also receive a one-time award of 200 shares and options to purchase 5,000 shares of the Company's common stock pursuant to the Outside Directors Restricted Stock and Stock Option Program (the "Outside Directors Program"). An additional award of options to purchase 1,500 shares of the Company's common stock is made annually. Directors who are also officers of the Company or its subsidiaries do not receive additional compensation for serving on the Board. All directors are reimbursed for any out-of-pocket expenses incurred in attending Board or committee meetings.

                       REMUNERATION OF EXECUTIVE OFFICERS

            MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

     The Management Development and Compensation Committee (the "Committee") of the Board of Directors consists of five outside, non-employee directors. In addition, as Chairman and Chief Executive Officer of the Company, Mr. Downes is a non-voting, ex officio member of the Committee.

     The Committee's executive compensation philosophy is designed to attract, energize, reward and retain qualified executive personnel who will provide superior results over the long-term and enhance the Company's position in a highly competitive market. The Committee also administers awards under certain of the Company's employee benefit plans. Accordingly, the Committee reviews the performance of the officers of the Company and the Company's subsidiaries, and makes recommendations to the Board with respect to the compensation and benefit programs that are applicable to officers of the Company and/or its subsidiaries.

     The Committee each year has utilized a national compensation consultant to review competitive compensation levels of senior executives in the natural gas industry. Through this process, the Committee identifies the competitive compensation levels, both with respect to base salary and overall executive compensation packages, at the Company's peers. Many, but not all of the compensation peer companies are contained in the Company Peer Group used in the performance graph on page 15.

     The Committee compares this external data to the base salary and other compensation provided to senior Company executives. In this fashion, the Committee is able to assess and make recommendations to the Board with respect to both individual compensation levels and target performance levels under the Company's Officer Incentive Compensation Plan (the "Incentive Plan").

     Compensation levels set for each executive officer are based upon marketplace compensation information, the Committee's judgment and performance against established goals. Individual performance is measured in several specific areas, including the development and execution of annual operating plans, strategic plans, leadership qualities, staff development, change in leadership responsibilities and the individual's specific contributions to corporate objectives which have a significant and positive impact on the Company. Performance of the subsidiary companies is measured by comparing actual achievements to financial and strategic objectives in their annual operating plans. Company performance criteria is also measured yearly to ensure consistency with the corporate vision, mission and strategies. In making compensation decisions for 2000 the Committee reviewed executive accomplishments in total energy deliveries, number of new customers, cost of adding a new customer, earnings, expenses, return on equity, market share, operating and net income and the Company's assumption of a leadership role in energy-related businesses.

     The Company has established three programs providing for direct compensation of executive officers: the Base Salary Program, the Incentive Plan and the Long-Term Incentive Compensation Plan (the "Long-Term Plan"). The structure of the total executive compensation package is such that when the Company achieves its target annual business objectives, the Company's senior executives are expected to receive a level of compensation approximately equivalent to the median compensation paid to executives among the Company's peers.

     Each of these three programs is discussed in greater detail below.

BASE SALARY PROGRAM

     In setting the base salary levels of each executive officer, the Committee considers the base salaries of executive officers in comparable positions in other similarly situated natural gas companies and companies of similar size in other industries. In setting levels, the Company currently targets the 50th percentile of the relevant labor market. The Committee also considers the executive's experience level, time and placement in grade and the actual performance of the executive (in view of the Company's needs and objectives). Changes in compensation are directly dependent upon individual and Company performance. Mr. Downes' calendar 2000 base salary is $375,000, well below the median compensation for comparable companies.

INCENTIVE PLAN

     Under the Incentive Plan, officers and certain key employees of the Company and New Jersey Natural Gas Company, a wholly-owned subsidiary of the Company ("NJNG"), designated by the Committee, may receive additional cash compensation based upon the Committee's thorough evaluation of the Company's performance against a series of performance objectives. The Committee believes that variable at-risk compensation, both annual and long-term, should make up a significant part of an executive's compensation and that the amount of this compensation component should increase with increasing levels of responsibility. Awards under the Incentive Plan are based upon a percentage of the base salary of each eligible Incentive Plan participant during the year. Threshold, target and maximum incentive award levels are established annually by the Committee for each award group.

     Individual awards are payable based on the executive's attainment of a portfolio of goals including earnings, customer satisfaction and leadership. Incentive award levels provide payments that are at approximately the 60th percentile of the market, which is competitive within the industry when performance results are fully achieved.

     The incentive awards to executive officers for achievements in fiscal 2000 (paid in fiscal 2001), including the incentive of $160,000 made to Mr. Downes, reflect overall results that, in total, were at target for the Company.

LONG-TERM PLAN

     The Long-Term Plan provides for the award of stock options, (the "Stock Options"), performance units (the "Performance Units"), or restricted stock (the "Restricted Stock") to designated employees. The Committee believes that Performance Units, each unit of which is equal to a share of Common Stock, and Restricted Stock awards provide executives a strong incentive to create earnings that could be the foundation for the payment of dividends and as a focus on stock price appreciation. As the value of the Company's stock is generally considered the strongest indicator of overall corporate performance, awards of Stock Options, which allow the executive to benefit by appreciation in stock price at no direct cost to the Company, and the performance-based Performance Units and Restricted Stock, provide strong incentives to executives by relating a portion of their compensation to the future value of the Company's stock. Additionally, the use of stock-based compensation encourages individuals to act as owners/managers and is an important means of fostering a mutual interest between management and shareholders.

     In 2000, the Committee awarded Mr. Downes 100,000 Stock Options pursuant to the Long-Term Plan at an exercise price equal to fair market value at the time of grant, with vesting accelerated upon achieving specific stock price hurdles. The award made to Mr. Downes was calibrated using the Black-Scholes model equal to the 60th percentile of the competitive market if all awards vest.

OTHER

     Section 162(m) of the Internal Revenue Code (the "Code") provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income tax, unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committee intends to continue reliance on performance-based compensation programs. The Committee expects that such programs will fulfill future corporate business objectives. The Committee currently anticipates that, to the extent practicable and in the Company's best interest, such programs will be designed to satisfy the requirements of Section 162(m) with respect to the deductibility of compensation paid. The Committee recognizes, however, that there may be business considerations that dictate that compensation be paid that is not deductible under Section 162(m).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     With the exception of Mr. Downes, who is a non-voting, ex officio member of the Committee, no member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries, nor does any executive officer of the Company serve as an officer, director or member of a compensation committee of any entity one of whose executive officers or directors is a director of the Company.

               MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE :

George R. Zoffinger, Chair
Nina Aversano                        Lester D. Johnson
Joe B. Foster                         Dorothy K. Light

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                       ANNUAL         ---------------------
                                                    COMPENSATION      PERFORMANCE
                                                  -----------------      UNIT                    ALL OTHER
                                                  SALARY     BONUS    AWARD(S)**    OPTIONS   COMPENSATION***
  NAME AND PRINCIPAL POSITION             YEAR*     ($)       ($)         (#)         (#)           ($)
  ---------------------------             -----   -------   -------   -----------   -------   ----------------
  Laurence M. Downes....................  2000    368,269   150,000         --      100,000        3,400
  Chairman, Chief Executive               1999    336,731   135,000      7,129       90,000        3,200
    Officer and President                 1998    293,984   108,030         --           --        3,200
  Glenn C. Lockwood.....................  2000    173,985    45,179         --           --        5,038
  Senior Vice President &                 1999    162,550    47,093      2,018       30,000        4,877
    Chief Financial Officer               1998    150,123    46,450         --           --        4,503
  Timothy C. Hearne.....................  2000    152,192    40,000         --           --        4,566
  Senior Vice President and Treasurer,    1999    149,337    31,064      1,541       10,000        4,480
    NJR Service Corporation               1998    144,623    35,180         --           --        4,338
  Joseph P. Shields.....................  2000    147,846    48,000         --           --        4,435
  Senior Vice President, Energy           1999    139,612    48,065      1,259       20,000        4,188
    Services, NJNG                        1998    131,431    42,400         --           --        3,942
  Oleta J. Harden.......................  2000    148,115    40,000         --           --        4,443
  Senior Vice President, General          1999    141,673    31,298      1,355       10,000        4,250
    Counsel & Secretary                   1998    136,823    36,405         --           --        4,104

---------------
*   For fiscal year ended September 30.
** Represents a share of Common Stock. Total includes 2,929, 1,218, 1,141, 859, and 955 shares for Messrs. Downes, Lockwood, Hearne, and Shields and Ms. Harden, respectively, that were earned on the 1997 award because the Company's performance goal of total shareholder return over a three year period was within the first quartile of its peer group.
*** Represents the Company's matching contributions under the Employee's
    Retirement Savings Plan (the "Savings Plan").

                       OPTION GRANTS IN 2000 FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                                                                               POTENTIAL REALIZABLE
                          NUMBER OF     PERCENT OF                               VALUE AT ASSUMED
                          SECURITIES      TOTAL                                ANNUAL RATES OF STOCK
                          UNDERLYING     OPTIONS                                PRICE APPRECIATION
                           OPTIONS      GRANTED TO    EXERCISE                    FOR OPTION TERM
                           GRANTED     EMPLOYEES IN    PRICE     EXPIRATION   -----------------------
 NAME                        (#)       FISCAL YEAR     ($/SH)       DATE       5% ($)       10% ($)
 ----                     ----------   ------------   --------   ----------   ---------   -----------
 Laurence M. Downes.....   100,000*        81.5%      38.8125     01/26/10    2,440,879   6,185,703**
 Glenn C. Lockwood......         --          --            --           --           --            --
 Timothy C. Hearne......         --          --            --           --           --            --
 Joseph P. Shields......         --          --            --           --           --            --
 Oleta J. Harden........         --          --            --           --           --            --

---------------
 * Subject to the price of the Company's common stock at various times and change of control, termination, and acceleration conditions, the options vest no later than January 26, 2005.
** The stock options granted to Mr. Downes in fiscal 2000 would produce the pre-tax gain of $6,185,703 shown in the table above only if the Company's stock price rises to $100.67 per share before Mr. Downes exercises the stock options. Based on the number of shares of Company stock outstanding at the end of 2000, such an increase in the Company's stock price would produce a corresponding aggregate pre-tax gain of approximately $1,100,000,000 for the Company's shareholders. In other words, Mr. Downes' potential gain from stock options granted in 2000 would equal one-half of one percent (.5%) of the potential gain to all shareholders resulting from the assumed future stock price increases.

                AGGREGATED OPTION EXERCISES IN 2000 FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                                                        VALUE OF
                                                                                       UNEXERCISED
                                                                                      IN-THE-MONEY
                                   SHARES                        NUMBER OF               OPTIONS
                                   ACQUIRED ON                UNEXERCISED OPTIONS
                                   EXERCISE       VALUE       AT FISCAL YEAR-END        AT FISCAL
                                                  REALIZED
                                     (#)           ($)              (#)               YEAR-END ($)
  NAME
  -----                            ----------     -------     -----------------        -----------
                                                                 EXERCISABLE/         EXERCISABLE/
                                                                 UNEXERCISABLE        UNEXERCISABLE
  Laurence M. Downes.............        0             0        75,223/177,500       743,813/558,906
  Glenn C. Lockwood..............        0             0         23,483/25,250       213,186/118,375
  Timothy C. Hearne..............        0             0          16,145/9,166        167,961/49,106
  Joseph P. Shields..............        0             0         13,184/16,416        101,069/73,544
  Oleta J. Harden................      500         7,406          18,352/9,834        208,996/57,707

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *

                                                                                                                 COMPANY PEER
                                            THE COMPANY           S&P UTILITIES             S&P 500                GROUP**
                                            -----------           -------------             -------              ------------
9/95                                           100.00                 100.00                 100.00                 100.00
9/96                                           114.12                 107.44                 153.03                 113.48
9/97                                           139.05                 122.83                 214.86                 132.54
9/98                                           159.87                 159.35                 234.24                 157.80
9/99                                           187.48                 157.56                 299.26                 148.81
9/00                                           198.79                 227.71                 338.92                 169.18

---------------
 * Assumes $100 invested on September 30, 1995, in the Company stock, the S&P Utilities Index, the S&P 500 Index and the Company Peer Group. Cumulative total return includes reinvestment of dividends.
** The twenty-six companies in the Company Peer Group noted above are as follows: AGL Resources, Inc., Atmos Energy Corporation, Cascade Natural Gas Corporation, Chesapeake Utilities Corp., Conectiv, NiSource, Inc., Consolidated Edison Energy, Inc., Dominion Resources, Inc., Energy East Corporation, Keyspan Energy Corp., Laclede Gas Co., Nicor, Inc., Northwest Natural Gas Co., NUI Corporation, Oneok, Inc., PP&L Resources, Inc., Peoples Energy Corporation, Piedmont Natural Gas Co., Inc., Public Service Enterprise Group, Inc., RGS Energy Group, Scana Corp., SEMCO Energy, Inc., Sempra Energy, South Jersey Industries, Inc., Vectren Corp., and Washington Gas Light Co. The Company has decided to include the performance of the Company Peer Group, because the Company Peer Group has a higher percentage of natural gas utility and combination natural gas and electric utility companies operating in the same region as the Company and having comparable size and market capitalization to that of the Company, as compared with the S&P Utilities Index.

                                RETIREMENT PLANS

     The following table sets forth estimated annual benefits payable upon retirement (including amounts attributable to the Plan for Retirement Allowances for Non-Represented Employees (the "Plan") and any other defined benefit supplementary or excess pension award plans) in specified compensation and years of service classifications, and assumes a reduction of approximately 10% which is applied to married employees in order to provide the spouse a survivor's annuity of 50% of the employee's reduced retirement benefit:

                               PENSION PLAN TABLE

                           YEARS OF CREDITED SERVICE

COMPENSATION             10         15         20         25         30         35         40         45
------------           -------   --------   --------   --------   --------   --------   --------   --------
$125,000.............  $16,721   $ 25,081   $ 33,441   $ 41,801   $ 50,162   $ 58,522   $ 65,553   $ 72,584
 150,000.............   20,433     30,650     40,866     51,083     61,299     71,516     79,953     88,391
 175,000.............   24,146     36,218     48,291     60,364     72,437     84,509     94,353    104,197
 200,000.............   27,858     41,787     55,716     69,645     83,574     97,503    108,753    120,003
 225,000.............   31,571     47,356     63,141     78,926     94,712    110,497    123,153    135,809
 250,000.............   35,283     52,925     70,566     88,208    105,849    123,491    137,553    151,616
 275,000.............   38,996     58,493     77,991     97,489    116,987    136,484    151,953    167,422
 300,000.............   42,708     64,062     85,416    106,770    128,124    149,478    166,353    183,228
 325,000.............   46,421     69,631     92,841    116,051    139,262    162,472    180,753    199,034
 350,000.............   50,133     75,200    100,266    125,333    150,399    175,466    195,153    214,841
 375,000.............   53,846     80,768    107,691    134,614    161,537    188,459    209,553    230,647
 400,000.............   57,558     86,337    115,116    143,895    172,674    201,453    223,953    246,453
 425,000.............   61,271     91,906    122,541    153,176    183,812    214,447    238,353    262,259
 450,000.............   64,983     97,475    129,966    162,458    194,949    227,441    252,753    278,066
 475,000.............   68,696    103,043    137,391    171,739    206,087    240,434    267,153    293,872
 500,000.............   72,408    108,612    144,816    181,020    217,224    253,428    281,553    309,678
 525,000.............   76,121    114,181    152,241    190,301    228,362    266,422    295,953    325,484
 550,000.............   79,833    119,750    159,666    199,583    239,499    279,416    310,353    341,291
 575,000.............   83,546    125,318    167,091    208,864    250,637    292,409    324,753    357,097
 600,000.............   87,258    130,887    174,516    218,145    261,774    305,403    339,153    372,903

     For the five executives named in the Summary Compensation Table, compensation covered by the Plan equals their 5 year average Base Salary.

     The number of years of credited service at normal retirement for the named executive officers are as follows:

                                                             YEARS OF
NAME                                                     CREDITED SERVICE
----                                                     ----------------
Laurence M. Downes.....................................         37
Glenn C. Lockwood......................................         38
Oleta J. Harden........................................         30
Timothy C. Hearne......................................         36
Joseph P. Shields......................................         39

     Benefits are computed on a straight life, annuity basis. The benefits listed in the above table are not subject to deduction for Social Security or other amounts.

     To the extent benefits that would otherwise be payable to an employee under the Company's Savings Plan exceed the specified limits on such benefits imposed by the Code, the Company intends to pay such excess benefits to the employee at the time the employee receives payment under the Plan. These excess benefit payments would be made from the general funds of the Company. As of September 30, 2000, two employees, Messrs. Downes and Lockwood, were eligible for excess benefit payments.

     The Company has supplemental retirement agreements ("Supplemental Retirement Agreements") with Messrs. Downes, Lockwood, Hearne and Shields and Ms. Harden and certain other officers not named in the Summary Compensation Table, payable over a five-year period commencing with retirement at age 65. At projected retirement, the total maximum amounts currently payable to Messrs. Downes, Lockwood, Hearne and Shields and Ms. Harden under their respective Supplemental Retirement Agreements would be $250,000 for Mr. Downes and $125,000 for each of the remaining four officers named in the Summary Compensation Table.

                         CHANGE OF CONTROL ARRANGEMENTS

     Under the Long-Term Plan, in the event of a Change of Control (as defined therein) of the Company, the Board may, among other things, accelerate the entitlement to outstanding benefits awarded thereunder.

     Pursuant to the Supplemental Retirement Agreements of Messrs. Downes, Lockwood, Hearne and Shields and Ms. Harden, in the event of a change of control of the Company, the right to the amounts payable to each of them thereunder becomes immediately vested and such amounts are immediately payable in the event of a subsequent termination of employment for any reason. Change of Control of the Company is defined in the Supplemental Retirement Agreements as a reportable change of control under the proxy rules of the SEC, including the acquisition of a 30% beneficial voting interest in the Company, or a change in any calendar year in such number of directors as constitutes a majority of the Board, unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the year.

     The Company has entered into agreements with each of the five executives named in the Summary Compensation Table that provide each such executive certain rights in the event that his or her employment with the Company is terminated within three years following the occurrence of a Change of Control (i) by the Company without "Cause" (i.e., conviction of a felony, gross neglect, willful malfeasance or willful gross misconduct which has had a material adverse effect on the Company or repeated material willful violations of the executive's duties which result in material damage to the Company) or (ii) by the executive for "Good Reason" (e.g., due to a material breach of the agreement by the Company, including, without limitation, a material adverse change in executive's position or responsibilities or a reduction of the executive's compensation). Subject to the limitation described below, upon either such termination of employment, the executive will receive three times, in the case of Mr. Downes, and two times, in all other cases, the sum of (x) his or her then annual base salary and (y) the average of his or her annual bonuses with respect to the last three calendar years ended prior to the Change of Control. The agreements further provide that, if any such executive is subject to the so-called "golden parachute" excise tax imposed under Section 4999 of the Code, the Company shall make an additional payment to the executive in an amount sufficient to place the executive in the same after-tax position as if no such excise taxes had been imposed. For purposes of these agreements, a "Change of Control" generally means (i) the acquisition by any person of beneficial ownership of securities representing

25% or more of the combined voting power of the Company's securities; (ii) within any 24-month period, the persons who were directors of the Company immediately before such period (the "Incumbent Directors") and directors whose nomination or election is approved by two-thirds of the Incumbent Directors and directors previously approved by the Incumbent Directors ceasing to constitute a majority of the Board or (iii) the shareholders of the Company approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company, as a result of which the shareholders of the Company immediately prior to such event do not hold, directly or indirectly, a majority of the Voting Power (as defined in such agreements) of the acquiring or surviving corporation.

                      PROPOSED AMENDMENT TO THE RESTRICTED
              STOCK AND STOCK OPTION PROGRAM FOR OUTSIDE DIRECTORS

                            [ITEM (2) ON PROXY CARD]

                                     ITEM 2

     On January 11, 1995, the Board of Directors adopted the Outside Directors Program which was subsequently approved by the shareholders at the March 8, 1995 Shareholders Meeting. On November 29, 2000, the Board of Directors adopted, subject to the approval of the shareholders at the Meeting, amendments to the Company's Outside Directors Program. The text of the Outside Directors Program as proposed to be amended is set forth in Appendix A.

     Under the Outside Directors Program, 175,000 shares previously were authorized for issuance to all outside directors of the Company. The proposed amendments would increase from 175,000 to 275,000 the number of shares of the Company's Common Stock authorized for awards under the Outside Directors Program (there are, as of the date of this Statement, 16,650 of the previously authorized 175,000 shares still available for issuance). Additionally, under the proposed changes, the Board of Directors would be permitted to amend, suspend or terminate the Outside Directors Program or any portion thereof at any time, without a vote of stockholders, unless any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the common stock may be listed requires shareholder approval, or the amendment would have a material effect on any previously granted award.

                  DESCRIPTION OF THE OUTSIDE DIRECTORS PROGRAM

GENERAL

     The purpose of the Outside Directors Program is to enable the Company to attract and retain persons of outstanding competence to serve on the Board of Directors and strengthen the link between the Directors and Company shareholders by paying Outside Directors a portion of their compensation in Company common stock and options to purchase common stock ("Awards"). The Outside Directors Program is summarized below.

PARTICIPATION

     Members of the Board of Directors who are not employees of the Company or any of its subsidiaries ("Outside Directors") are eligible to participate in the Outside Directors Program. Eleven members of the Board are currently Outside Directors.

ADMINISTRATION

     The Outside Directors Program will be administered by an Administrative Committee ("Committee") consisting of the Chief Executive Officer of the Company and two other officers of the Company or its subsidiaries designated by the Chief Executive Officer. In the absence of such designation, the other members of the Committee will be the Chief Financial Officer and the Secretary of the Company.

SHARES SUBJECT TO THE PROGRAM

     Under the Outside Directors Program, each Outside Director receives automatic grants of common stock of the Company and options to purchase common stock of the Company, as described below. The total number of shares of Common Stocks ("Shares") available for Awards under the Outside Directors Program is 175,000 subject to adjustment in the event of a merger, consolidation, stock split, stock dividend or other recapitalization ("Recapitalization"). Shares consist of previously authorized and unissued shares or treasury shares. Any Shares (i) awarded under the Outside Directors Program with respect to which the restrictions set forth below have not lapsed and which have thus been forfeited and (ii) subject to the unexercised portion of an option granted under the Outside Directors Program which expires or terminates without being exercised, are available for Awards under the Outside Directors Program. As of the date of this Statement, 16,650 of the previously authorized 175,000 shares are still available for issuance. IF THE PROPOSED AMENDMENTS ARE ADOPTED THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE OUTSIDE DIRECTORS PROGRAM WOULD BE INCREASED BY 100,000 TO 275,000 SHARES, OF WHICH 116,650 WILL REMAIN AVAILABLE.

TYPES OF AWARDS

     Each Outside Director automatically receives on the date of election or appointment to the Board 200 shares of the Company's Common Stock ("Restricted Stock"). Each grant of Restricted Stock vests ratably and becomes exercisable in 50 share increments on each anniversary of the grant date thereof. Except in cases of accelerated vesting as discussed below, termination of service of an Outside Director for any reason results in forfeiture of all Shares not then vested; provided, however, that on the date of an Outside Director's death or resignation due to a disability or retirement, all Shares of Restricted Stock for which the vesting restrictions have not lapsed will immediately become fully vested.

     In addition, each Outside Director automatically receives options to purchase 5,000 shares of the Company's Common Stock on the date of their election or appointment ("Initial Options"). Each Initial Option vests ratably and becomes exercisable in 1,000 share increments on each anniversary of the grant date thereof. In addition, commencing with the first anniversary of an Initial Option grant to an Outside Director and annually thereafter, each Outside Director automatically receives an additional option to purchase 1,000 shares of the Company's Common Stock, such options to be fully exercisable on the first anniversary of their respective dates of grant ("Annual Options"). The Supplemental Stock Option Program For Outside Directors increased this amount to 1,500 options. The exercise price for all options is the fair market value of the Shares, subject to such option on the grant date thereof. Initial Options and Annual Options expire ten years from their dates of grant, subject to earlier expiration under certain circumstances when an optionee ceases to be an Outside Director. Options are not transferable except under certain limited circumstances. Restricted Stock and Shares underlying options are subject to adjustment in the event of a Recapitalization.

ACCELERATED VESTING

     In the event of a dissolution or liquidation of the Company or a merger or consolidation of the Company in which the Company is not the surviving corporation, Awards of Restricted Stock which have not yet vested and any unexercised options granted prior to the date of dissolution, liquidation, merger or consolidation will automatically become vested and exercisable, respectively, immediately prior to such date.

     In the event of a "change in control" of the Company, as defined, any Awards of Restricted Stock which have not vested and any unexercised options granted prior to the date of such event will immediately become vested and exercisable, respectively, immediately prior to such date. At the optionee's request, however, the Committee will purchase any unexercised options for the fair market value of the stock underlying such options on the date immediately preceding a change in control.

     In addition, the Committee may in its discretion accelerate the vesting of Restricted Stock and options where it deems it appropriate in the event of extraordinary circumstances.

TERMINATION AND AMENDMENT

     Currently, the Board may terminate the Outside Directors Program at any time. The Board may also amend the Outside Directors Program, except that any amendment which would material1y increase the benefits accruing to Outside Directors Program, increase the number of Shares which may be issued under the Outside Directors Program, or materially modify the eligibility requirements of the Outside Directors Program, will require the approval of the shareholders, and provided further, that any such action may not adversely affect any Outside Director's rights under the Outside Directors Program with respect to Awards which were made prior to such action. IF THE PROPOSED OUTSIDE DIRECTORS PROGRAM AMENDMENT IS ADOPTED, SHAREHOLDER APPROVAL NO LONGER WILL BE REQUIRED BEFORE THE BOARD OF DIRECTORS MAY AMEND, SUSPEND OR TERMINATE THE OUTSIDE DIRECTORS PROGRAM, UNLESS ANY FEDERAL OR STATE LAW OR REGULATION, OR THE RULES OF ANY STOCK EXCHANGE OR AUTOMATED QUOTATION SYSTEM ON WHICH THE COMMON STOCK MAY BE LISTED REQUIRES SHAREHOLDER APPROVAL, OR THE AMENDMENT WOULD HAVE A MATERIAL EFFECT ON ANY PREVIOUSLY GRANTED AWARD. SHAREHOLDER APPROVAL WOULD ALSO BE REQUIRED BEFORE EXISTING STOCK OPTIONS MAY BE REPRICED, REPLACED, OR REGRANTED THROUGH CANCELLATION, OR THE OPTION PRICE LOWERED ON PREVIOUSLY GRANTED OPTIONS, OTHER THAN IN CONNECTION WITH THE CUSTOMARY ANTI-DILUTION ADJUSTMENTS.

GRANT INFORMATION

     During fiscal 2000, options to purchase a total of 23,500 shares of Common Stock were awarded under the Outside Directors Program to all Outside Directors of the Company.

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented by proxy, and voted at the Meeting is required for the approval of this item.

                THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR
            THE PROPOSED AMENDMENT TO THE OUTSIDE DIRECTORS PROGRAM

                            APPOINTMENT OF AUDITORS

                            [ITEM (3) ON PROXY CARD]

                                     ITEM 3

     It is intended that the shares represented by the proxy holders will be voted for approval of the appointment of Deloitte & Touche LLP (unless otherwise indicated on proxy) as independent public accountants (auditors) to report to the shareholders on the financial statements of the Company for the fiscal year ending September 30, 2001. Each professional service performed by Deloitte & Touche LLP during fiscal 2000 was approved in advance or was subsequently approved and the possible effect on the auditors' independence was considered by the Audit Committee. The Audit Committee has recommended, and the Board of Directors has approved, the appointment of Deloitte & Touche LLP subject to the approval of the shareholders at the Meeting. Although submission of the appointment of independent public accountants to shareholders is not required by law, the Board of Directors, consistent with its past policy, considers it appropriate to submit the selection of auditors for shareholder approval. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented by proxy, and voted at the Meeting is required for the approval of this item. The Board has not determined what action it would take if the shareholders do not approve the selection of Deloitte & Touche LLP, but would reconsider its selection in light of the shareholders' action.

                THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR
                    THE APPOINTMENT OF DELOITTE & TOUCHE LLP

                                 OTHER MATTERS

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Except for the following, the Company believes that all such filing requirements applicable to its officers and directors (the Company not being aware of any ten percent holder) were complied with during fiscal 2000. Gary W. Wolf, a director of the Company, failed to include in the filed Form 5 for fiscal 1999 an annual award of options pursuant to the Outside Directors Program.

EXPENSES OF SOLICITATION

     All expenses of soliciting proxies, including clerical work, printing, and postage will be paid by the Company. Proxies may be solicited personally, or by mail, telephone, facsimile, or telegraph, by officers and other regular employees of the Company, but the Company will not pay any compensation for such solicitations. In addition, the Company has agreed to pay Corporate Investor Communications a fee of $6,500 plus reasonable expenses for proxy solicitation services. The Company will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses for sending material to beneficial owners and obtaining their proxies.

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the 2002 Annual Meeting must be received by the Company on or before August 25, 2001 to be considered for inclusion in the Company's Proxy Statement and for consideration at that meeting. Shareholders submitting such proposals are required to be the beneficial owners of shares of the Company's Common Stock amounting to at least $2,000 in market value and to have held such shares for at least one year prior to the date of submission. Shareholder proposals submitted to the Company outside the processes of Rule 14a-8 of the Exchange Act (i.e., the procedures for placing a shareholder proposal in the Company's proxy materials) with respect to the Company's 2002 annual meeting of shareholders will be considered untimely if received by the Company after November 7, 2001. Accordingly, the proxy with respect to the Company's 2002 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposals received by the Company after such date.

                                 OTHER BUSINESS

     The Board does not know of any other business that may be brought before the Meeting. However, if any other matters should properly come before the Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

                                          By Order of the Board of Directors

                                          OLETA J. HARDEN
                                          Secretary

Dated: December 18, 2000

                                                                      APPENDIX A

                        NEW JERSEY RESOURCES CORPORATION

                   RESTRICTED STOCK AND STOCK OPTION PROGRAM
                             FOR OUTSIDE DIRECTORS
                    (AS AMENDED, EFFECTIVE JANUARY 1, 2001)

     1. PURPOSE. The purpose of this Restricted Stock and Stock Option Program for Outside Directors ("Program") is to enable New Jersey Resources Corporation ("NJR") to attract and retain persons of outstanding competence to serve on its Board of Directors and strengthen the link between the Directors and NJR shareholders by paying such persons a portion of their compensation in NJR common stock and options to purchase such stock (collectively, "Awards").

     2. DEFINITIONS.

     (a) The terms "Outside Director" or "Participant" mean a member of the Board of Directors of NJR who is not an employee (within the meaning of the Employee Retirement Income Security Act of 1974) of NJR or any of its Subsidiaries. A Director of NJR who is also an employee of NJR or any of its Subsidiaries shall become eligible to participate in the Program and shall be entitled to receive Awards hereunder upon the termination of such employment.

     (b) The term "Subsidiary" shall mean any corporation 50% or more of the outstanding common stock of which is owned, directly or indirectly, by NJR.

     (c) The term "Service" shall mean service as an Outside Director.

     (d) The term "Disability" means a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

     (e) The term "Retirement" shall mean normal retirement as an Outside Director at age 70.

     (f) The term "Committee" shall mean the Administrative Committee established pursuant to Section 11 hereof.

     3. ELIGIBILITY. All Outside Directors of NJR shall be eligible to receive Awards hereunder.

     4. SHARES SUBJECT TO THE PROGRAM.  Subject to adjustment in accordance with
Section 9 hereof, the total number of shares of Restricted Stock, as defined herein and shares of common stock underlying Options, as defined herein, which may be granted under the Program is 275,000 ("Shares"). The Shares shall be either previously authorized and unissued shares or treasury shares. Any Shares
(i) awarded under the Program with respect to which the restrictions set forth in Section 5(c) hereof have not lapsed and which have thus been forfeited and
(ii) subject to the unexercised portion of any Option granted under the Program which expires or terminates without being exercised shall again be available for Awards under the Program.

     5. RESTRICTED STOCK AWARDS.

     (a) Grants. Subject to the maximum number of Shares available under the Program, Outside Directors who are elected or appointed to the Board of Directors shall automatically receive an Award of 200 Shares on the date of such Outside Director's initial election or appointment to the Board of Directors. (Shares that are the subject of such Awards are referred to herein as "Restricted Stock").

     (b) Certificates. Subject to the provisions of Sections 5(c) and 7 hereof, certificates representing Restricted Stock may be issued in the name of the respective Participants. During the period of time such Restricted Stock is subject to the restrictions set forth in Section 5(c) hereof, any such certificates shall be endorsed with a legend to that effect, and shall be held by NJR. Alternatively, NJR may hold a global certificate representing all shares of Restricted Stock subject to such restrictions. The Participant shall, nevertheless, have all other rights of a shareholder of NJR, including the right to vote and the right to receive all cash dividends paid and other distributions made with respect to such Restricted Stock. Subject to the requirements of applicable law, certificates representing Restricted Stock shall be delivered to the Participant within 30 days after the lapse of the restrictions to which they are subject.

     (c) Restrictions/Vesting. Subject to Sections 9 and 10 hereof, Restricted Stock Awards shall vest as follows:

          (i) Provided that the grantee of such Award is then serving as an Outside Director of NJR, 50 of the Shares that are the subject of each Restricted Stock Award will vest on each of the first, second, third and fourth anniversaries of the date of grant of the Award. Except as provided in Sections 5(c)(ii) and 10 hereof, termination of Service of a Participant for any reason, shall result in forfeiture of all Shares that have not vested as of the date of such termination;

          (ii) Notwithstanding the provisions of Section 5(c)(i) above, on the date of a Participant's death or resignation from the Board due to a Disability, or a Participant's Retirement, all Shares issued as Restricted Stock with respect to which the restrictions set forth herein have not yet lapsed shall nevertheless immediately become fully vested.

     (d) Transferability. During the period commencing on the grant date of a Restricted Stock Award and ending on the date of termination of the Outside Director's Service, death or Disability, such Restricted Stock may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of other than to NJR pursuant to Section 7 hereof.

     6. STOCK OPTION AWARDS.

     (a) Grants. Subject to the maximum number of Shares available under the Program, each Outside Director, on the date of such Outside Director's initial election or appointment to the Board shall automatically receive an Option to purchase 5,000 Shares ("Initial Option"). Commencing with the first anniversary of the grant of an Initial Option to an Outside Director and annually thereafter, each such Outside Director shall automatically receive an additional Option to purchase 1,500 Shares ("Annual Option") (Initial Options and Annual Options are referred to as "Options").

     (b) Option Terms. Each Option and the issuance of Shares thereunder shall be subject to the following terms:

          (i) Option Agreement. Each Option shall be evidenced by an option agreement ("Agreement") duly executed on behalf of NJR. Each Agreement shall comply with and be subject to the terms and conditions of the Program. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Program as may be determined by the Committee.

          (ii) Option Exercise Price. The Option exercise price shall be the fair market value of the Shares subject to the Option on the date of grant thereof. For purposes of the Program, "fair market value" shall be the closing sale price for NJR common stock on the date of grant on the New York Stock Exchange

     Consolidated Tape as reported in The Wall Street Journal, or, if NJR common stock was not traded on that day, on the next preceding day on which common stock of NJR was so traded.

     (c) Exercisability; Vesting. Subject to paragraph (e) immediately below and Sections 9 and 10 hereof, each Initial Option shall become exercisable with respect to 1,000 of the Shares subject thereto on each of the first, second, third, fourth and fifth anniversaries of the date of grant of the Initial Option, provided that the Participant optionee ("Optionee") has continued to serve as an Outside Director until such anniversary date. Annual Options shall vest and be fully exercisable on the first anniversary of their respective dates of grant. (The exercise date of each Initial and Annual Option is referred to as the "Exercise Date.") No portion of an Option shall be deemed vested until its Exercise Date.

     (d) Time and Manner of Exercise of Option.

          (i) From and after its Exercise Date, an Option may be exercised in whole or in part at any time and from time to time; provided, however, that only whole Shares will be issued pursuant to the exercise of any Option.

          (ii) Subject to Section 7 hereof, any Option may be exercised by giving written notice, signed by the person exercising the Option, stating the number of Shares with respect to which the Option is being exercised, accompanied by payment in full for such Shares. Payment may be made in whole or in part in (i) cash or (ii) shares of NJR common stock which shares shall be valued at the closing sale price of NJR common stock on the New York Stock Exchange Consolidated Tape as reported in The Wall Street Journal for the trading date immediately preceding the date on which such notice of exercise is given. The notice of exercise shall be irrevocable. The Committee may provide for other methods of payment, including through broker-assisted same day transactions.

     (e) Terms of Options. Each Option shall expire ten (10) years from the date of grant, but shall be subject to earlier expiration under the following circumstances:

          (i) In the event that an Optionee ceases to be an Outside Director for any reason other than the Optionee's death or resignation from the Board due to a Disability, Retirement, a Merger or Consolidation event (as provided in Section 10(a)), or a "Change in Control" (as hereinafter defined), the Options granted to such Optionee shall automatically expire ninety (90) days following the date such Optionee ceases to be an Outside Director.

          (ii) In the event of an Optionee's death, Disability or Retirement, a Merger or Consolidation event (as provided in Section 10(a)), or a "Change in Control" (as hereinafter defined), all Options granted to such Optionee shall immediately vest and become exercisable and shall then expire three years after the date of the Optionee's death, resignation from the Board due to a Disability, Retirement or "Change in Control", as the case may be. In the event of the Optionee's death, the Options held by such Optionee may be exercised by the Optionee's legal representatives or the estate, by any person or persons whom the Optionee shall have designated in writing on forms prescribed by and filed with NJR or, if no such designation has been made, by the person or persons to whom the Optionee's rights have passed by will or the laws of descent and distribution.

     (f) Transferability. During an Optionee's lifetime, an Option may be exercised only by the Optionee or the Optionee's legal representative. Options granted under the Program and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or the laws of descent and distribution or a "qualified domestic relations order" as defined in the Internal Revenue

Code of 1986 ("Code") or the Employee Retirement Income Security Act ("ERISA") except that, to the extent permitted by applicable law and Rule 16b-3 under
Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Committee may permit an Optionee to designate in writing during the Optionee's lifetime a beneficiary to receive and exercise Options in the event of the Optionee's death, as provided in Section 6(e)(ii) hereof. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option under the Program or of any right or privilege conferred thereby, contrary to the provisions of the Program, or the sale or levy or any attachment or similar process upon rights and privileges conferred hereby, shall be null and void.

     (g) Optionee's or Successor's Rights as Shareholder. Neither an Optionee nor an Optionee's successors in interest shall have any rights as a shareholder of NJR with respect to any Shares subject to an Option granted to such person until such person becomes a holder of record of such Shares.

     (h) Representations and Warranties. Each Participant shall represent and warrant to and agree with NJR that he or she (i) takes any Shares acquired upon the exercise of Options for investment only and not for purposes of sale or other disposition and will also take for investment only and not for purposes of sale or other disposition any rights, warrants, shares, or securities which may be issued on account of ownership of such Shares, and (ii) will not sell or transfer any such Shares or any rights, Shares, or securities issued on account of the Shares awarded or any Shares received upon exercise of any such rights or warrants except in accordance with (A) an effective registration statement under the Securities Act of 1933 or (B) an opinion of counsel for NJR (or of other counsel acceptable to NJR) that such Shares, rights, warrants, or other securities may be disposed of without registration under the Securities Act of 1933.

     7. PAYMENT OF TAXES. If required to do so by applicable law, Participants shall pay to NJR, in cash, any federal, state or local taxes of any kind required by law to be withheld with respect to any Shares which (a) shall have vested in accordance with Section 5(c)(i) hereof on the vesting date thereof and
(b) are acquired upon the exercise of Options on the date such Options are exercised. NJR, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind otherwise due to a Participant any federal, state or local taxes of any kind required by law to be withheld with respect to any vested Shares or to the delivery of common stock issued pursuant to the exercise of Options under the Program. Subject to Committee approval, a Participant may elect to (i) apply a portion of fees earned in respect of his or her Service as an Outside Director or (ii) deliver shares of NJR common stock to satisfy, in whole or in part, the amount NJR is required to withhold for taxes in connection with a vesting of Shares or an exercise of an Option under the Program. Such election must be made on or before the date the amount of tax to be withheld is determined, and if applicable, subject to rules, regulations and interpretations of the Commission or the Commission Staff under Section 16(b) of the Exchange Act. Once made, the election shall be irrevocable. The withholding tax obligation that may be paid by the delivery of shares may not exceed NJR's minimum federal, state and local withholding tax obligations in connection with Shares vested or Options exercised. The value of any NJR shares to be delivered will be based on the closing sale price of NJR common stock on the New York Stock Exchange Consolidated Tape on the trading date last preceding the date the amount of tax to be withheld is determined as reported in The Wall Street Journal.

     8. LIMITATION AS TO DIRECTORSHIP. Neither the Program nor the granting of any Awards hereunder nor any other action taken pursuant to the Program shall constitute or be evidence of any agreement or understanding, express or implied, that a Participant has a right to continue as a Director for any period of time.

     9. RECAPITALIZATIONS. If as a result of stock dividend, stock split, recapitalization (or other adjustment in the stated capital of NJR), or as the result of a merger, consolidation, or other reorganization, the common stock of NJR is increased, reduced, or otherwise changed, the appropriate number of Shares of Restricted Stock available and to be awarded and the aggregate number of Shares for which Options may be granted, the number of Shares covered by each automatic grant and each outstanding Option and exercise price per Share shall be appropriately adjusted, and if by virtue thereof a Participant shall be entitled to new or additional or different Restricted Stock Awards or Options, such Restricted Stock or Options to which the Participant shall be entitled shall be subject to the same terms, conditions, and restrictions herein contained relating to the original date and terms and conditions governing Awards of Restricted Stock or Options. In the event that warrants or rights are awarded with respect to Restricted Stock awarded hereunder, and the recipient exercises such rights or warrants, the Restricted Stock or securities issuable upon such exercise shall likewise be subject to the same terms, conditions, and restrictions herein contained relating to the original Restricted Stock.

     10. ACCELERATION OF VESTING OF RESTRICTED STOCK AWARDS AND STOCK OPTIONS.

     (a) Merger or Consolidation. Subject to the provisions of Section 6(e) hereof, in the event of a dissolution or a liquidation of NJR or a merger or consolidation of NJR in which NJR is not the surviving corporation, any Restricted Stock Awards which have not vested and any unexercised Options granted prior to the date of such dissolution, liquidation, merger or consolidation shall automatically become vested and exercisable, respectively, immediately prior to such date.

     (b) Change in Control. Subject to the provisions of Section 6(e) hereof, in the event of a Change in Control of NJR, as hereinafter defined, any Restricted Stock Awards which have not vested and any unexercised Options granted prior to the date of such event shall automatically become vested and exercisable, respectively, immediately prior to such date; provided, however, that upon an Optionee's request, the Committee shall provide for the purchase of any such unexercised Options for an amount of cash equal to the amount which would have been realized if such Option were exercised and sold on the date immediately preceding a Change in Control at the reported closing price per share of NJR common stock on such day (or, if there was no closing price on such day, the closing price on the immediately preceding day). The Committee may, in its discretion, include such further provisions and limitations in any Agreement entered into with respect to an Option as it may deem equitable and in the best interests of NJR.

     A "Change in Control" shall be deemed to have occurred if (a) absent prior approval by the Board of Directors, thirty (30%) percent or more of NJR's outstanding securities entitled to vote in elections of Directors shall be beneficially owned, directly or indirectly, by any person, entity or group; or
(b) individuals currently constituting the Board of Directors (or the successors of such individuals nominated by a Board of Directors on which such individuals or such successors constituted a majority) cease to constitute a majority of the Board of Directors.

     (c) Other. Notwithstanding anything to the contrary contained in the Program, the Committee shall have discretion to accelerate the vesting of Restricted Stock and Options awarded to an Outside Director on such terms and conditions as the Committee may deem appropriate in the event of extraordinary circumstances.

     11. ADMINISTRATIVE COMMITTEE. The Committee shall have full power and authority to construe and administer the Program. Any action taken under the provisions of the Program by the Committee arising out of or in connection with the administration, construction, or effect of the Program or any rules adopted thereunder shall, in each case, lie within the discretion of the Committee and shall be conclusive and binding upon NJR and upon all Participants, and all persons claiming under or through any of them. The Committee shall have as members the Chief Executive Officer of NJR and two other officers of NJR or its Subsidiaries designated by the Chief Executive Officer. In the absence of such designation, the other members of the Committee shall be the Chief Financial Officer and the Secretary of NJR.

     12. APPROVAL; EFFECTIVE DATE. The Program was approved by the shareholders of NJR at the March 8, 1995 Shareholders Meeting and was effective on the same date.

     13. AMENDMENT. The Program may be amended, suspended or terminated by the Board without the consent of shareholders, unless any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the common stock may be listed requires shareholder approval, or the amendment would have a material effect on any previously granted award. Without the prior approval of the Company's shareholders, options issued under any of the Company's existing stock options will not be repriced, replaced, or regranted through cancellation, or by lowering the option exercise price of a previously granted award other than in connection with the customary anti-dilution adjustments.

     14. EXPENSES OF THE PROGRAM. All costs and expenses of the adoption and administration of the Program shall be borne by NJR and none of such expenses shall be charged to any Participant.

     15. COMPLIANCE WITH RULE 16B-3. It is the intention of NJR that the Program comply in all respects with Rule 16b-3 under Section 16(b) of the Exchange Act and that Participants remain disinterested persons ("disinterested persons") for purposes of administering other employee benefit plans of NJR and having such other plans be exempt from Section 16(b) of the Exchange Act. Accordingly, if any Program provision is later found not to be in compliance with Rule 16b-3 or if any Program provision would disqualify Program Participants from remaining disinterested persons, that provision shall be deemed null and void, and in all events the Program shall be construed in favor of its meeting the requirements of Rule 16b-3.

                                                                      APPENDIX B

                            AUDIT COMMITTEE CHARTER

     The By-Laws of New Jersey Resources Corporation (together with its subsidiaries, the "Company") in Article IV, Section 2 require the Board of Directors ("Board") to appoint an Audit Committee (the "Committee") composed of at least three independent directors. The By-Laws also require the Committee to
(1) make recommendations to the Board with respect to the retention of the Company's independent auditors; (2) review the plan and scope of annual and other independent audits; (3) consult with the independent auditors regarding audit results and financial statements (including compliance with disclosure requirements); (4) oversee the adequacy of the system of internal accounting control; and (5) oversee the effectiveness of the internal audit function (including reviewing and consulting with the internal auditors with respect to internal audit results and recommendations).

     The Board, acting in accordance with the By-laws and in furtherance thereof, has adopted this Audit Committee Charter:

GENERAL

     The Committee shall be appointed by the Board on an annual basis, and the Board shall designate a Chairperson from among its members. In accordance with the rules of the New York Stock Exchange ("NYSE"), and the Composition/Expertise and Independence Requirements thereof:

          Each member shall be financially literate or must become financially literate within a reasonable time after being appointed to the Committee. In addition, one member shall have accounting or related financial expertise. The Board shall determine whether the members meet these criteria.

          Each member, as determined by the Board, shall be independent from management and the Company. Specifically, (a) a director who is an employee of the Company or an immediate family member of an executive officer of the Company may not be a member and may not become a member until three years after termination of such employment relationship (unless otherwise permitted by the rules of the NYSE); (b) a director who has a business relationship with the Company may not be a member unless the Board determines that such relationship does not interfere with such director's exercise of independent judgment; and (c) a director who is an executive officer of another corporation which has a Company executive officer on its compensation committee may not be a member of the Committee.

     The head of the Internal Auditing Department of the Company ("Audit Manager") shall report directly to the Chief Executive Officer of the Company and to the Committee. The Committee shall have direct access to the independent auditors.

MEETINGS

     The Committee shall hold at least three regular meetings a year, and any additional meetings that may be requested by a Committee member, the Board, the Chief Executive Officer or the independent auditors. In addition to Committee members, meetings shall normally be attended by representatives of the independent auditors; the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer of the Company; the Treasurer of New Jersey Natural Gas Company; and the Audit Manager. Other persons, including officers and employees of the Company, may be asked to attend at the Committee's discretion. The

Secretary of the Company shall attend the meetings of the Committee to record the minutes thereof. For a portion of each meeting, the Committee shall meet separately with the independent auditors and the Audit Manager. Non-members may be excused from any meeting, or portion of any meeting, of the Committee upon the request of the Committee Chairperson.

INDEPENDENT AUDITORS

     The independent auditors are ultimately accountable to the Board and the Committee acting on behalf of the Board. The Board and the Committee have the authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for shareholder approval).

     The Committee shall:

          Discuss with management and recommend to the Board the selection or replacement by the Board of the independent auditors; review with the independent auditors, prior to their audit, the scope of their examination; review the anticipated level of non-audit services to be provided by independent auditors and consider the possible effect, if any, of these services on the independence of the independent auditors; and review with the independent auditors the estimated fees to be paid for the work performed.

          Ensure that the independent auditors submit on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Company; discuss with the independent auditors any such relationships or any services that may impact on the objectivity and independence of the independent auditors and take appropriate action in response to such report to satisfy itself of such independence.

          Discuss with the independent auditors such other matters and take such other action, including discussions with respect to the independent auditors' responsibility under generally accepted auditing standards; significant accounting policies; proposed audit adjustments not recorded, if any; unusual transactions; significant audit adjustments; other information in documents containing audited financial statements; disagreements of the independent auditors with management; the Company's consultation with other accountants; major issues discussed with management prior to retention of the independent auditors; and difficulties encountered in performing an audit.

          Make such recommendations to the Board as the Committee deems appropriate with respect to the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Commission.

FINANCIAL STATEMENT MATTERS

     The Committee shall:

          Oversee the quarterly and annual reporting of the Company by reviewing the work of management and the independent auditors.

          Review and discuss with management and the independent auditors all annual and other audited financial statements.

          Review with management and the independent auditor changes in accounting principles and reporting standards that have, or may in the future have a significant impact on the financial statements of the Company.

          Receive from management, on a timely basis, advice of significant current financial reporting issues and practices.

          Discuss with management and the independent auditors their qualitative judgments about the appropriateness of accounting policies, principles and financial disclosure practices used or proposed to be adopted.

OTHER MATTERS

     The Committee shall:

          Oversee the internal audit function of the Company including (a) the planned scope of the internal audit work, (b) findings of the internal auditors and related management actions, (c) the adequacy of the staffing of the internal audit function, (d) the adequacy and effectiveness of the internal accounting controls and compliance with the Foreign Corrupt Practices Act, (e) the adequacy, effectiveness and compliance with the Code of Conduct of the Company and (f) the effectiveness of the electronic data processing procedures and controls and related security programs; and (g) review the independent auditors' letter to management, and other comments, if any, regarding the system of internal accounting controls and review any management response thereto.

          Prepare a report to shareholders as required by the Securities and Exchange Commission to be included in the proxy statement.

          Review and reassess the adequacy of this Charter and the Internal Audit Department Charter on an annual basis.

          Review such other matters as the Committee shall determine from time to time, within the scope of its responsibilities, and make such recommendations to the Board with respect thereto as the Committee deems appropriate.

                                 DETACH HERE


                                    PROXY


                       NEW JERSEY RESOURCES CORPORATION


                      1415 WYCKOFF ROAD, WALL, NJ 07719


                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS


The undersigned hereby appoints Oleta J. Harden, with full power of substitution, proxy to represent the undersigned at the Annual Meeting of Shareholders of New Jersey Resources Corporation to be held at 10:30 a.m., local time, on Wednesday, January 24, 2001 at the Robert B. Meyner Reception Center at the PNC Bank Arts Center, Exit 116 on the Garden State Parkway, Holmdel, New Jersey 07733 and at any adjournment thereof, and thereat to vote all of the shares of stock which the undersigned would be entitled to vote, and, if applicable, hereby directs the trustee(s) of the employee benefit plan(s) shown on the reverse side of this card to vote the shares of stock allocated to the account of the undersigned.




SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE

New Jersey Resources Corporation
1415 Wyckoff Road
Wall, NJ 07719

- --------------------                           -------------------
| Vote by Telephone |                          | Vote by Internet |
- --------------------                           -------------------

It's fast, convenient, and immediate!          It's fast, convenient, and your
Call Toll-Free on a Touch-Tone Phone           vote is immediately confirmed
1-877-PRX-VOTE (1-877-779-8683).               and posted.


Follow these four easy steps:                 Follow these four easy steps:

1. Read the accompanying Proxy                 1. Read the accompanying Proxy
   Statement/Prospectus and Proxy Card.           Statement/Prospectus and
                                                  Proxy Card.

2. Call the toll-free number                   2. Go to the Website
   1-877-PRX-VOTE (1-877-779-8683). For           http://www.eproxyvote.com/njr
   shareholders residing outside the United
   States call collect on a touch-tone phone   3. Enter your 14-digit Voter
   1-201-536-8073.                                Control Number located on
                                                  your Proxy Card above your
3. Enter your 14-digit Voter Control Number       name.
   located on your Proxy Card above your name.
                                               4. Follow the instructions
4. Follow the recorded instructions                provided.

Your vote is important!                    Your vote is important!
Call 1-877-PRX-VOTE anytime!               Go to http://www.eproxyvote.com/njr
                                           anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

NJR67A                                      DETACH HERE

    Please mark
[X] votes as in
    this example.

Unless otherwise Indicated, this proxy will be voted "FOR" all nominees for election as directed and "FOR" the proposals referred to herein.


                                            FOR  AGAINST  ABSTAIN
                                            [ ]    [ ]      [ ]

1. Election of Directors                 2. To amend the Ristricted Stock and
   Nominees: (01) Lawrence R. Codey,        Stock Option Program for Outside
             (02) Laurence M. Downes,       Directors (the "Outside Directors
             (03) Joe B. Foster,            Program") to: a) increase from
             (04) William H. Turner         175,000 to 275,000 the number of
                                            shares of the Company's Common Stock
     FOR  [ ]    [ ] WITHHELD FROM ALL      authorized for awards thereunder and
     ALL             NOMINEES               b) permit the Board of Directors of
   NOMINEES                                 the Company to amend, suspend or
                                            terminate the Outside Directors
                                            Program or any portion thereof
                                            at any time, without a vote of
                                            shareholders, unless such a vote is
                                            required by law.



[ ]
  -----------------------------------
   For all nominees except as note above      FOR  AGAINST  ABSTAIN
                                              [ ]    [ ]      [ ]

                                           3. To approve the retention of
                                              Deloitte & Touche, LLP as auditors
                                              for the fiscal year ending
                                              September 30, 2001.

                                           4. To transact any other business
                                              that may properly be brought
                                              before the meeting or any
                                              adjournment or adjournments
                                              thereof.


                                           In case of joint owners, each owner
                                           should sign. When signing in a
                                           fiduciary or representative capacity,
                                           please give full title as such.
                                           Proxies executed by a corporation
                                           should be signed in full corporate
                                           name by duly authorized officer.

Date:                 Signature:                        Date:
---------------            -----------------------      -------------------